Exhibit 1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 included in the Form 8-K/A dated July 25, 2002, of Diversified Resources Group, Inc. (Commission File Number 0-30492) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein except that we were notified of the termination on July 17, 2002. We are not in a position to agree or disagree with the disclosures regarding Michaelson & Co, or Item 6 Resignation of Registrant's Directors.



HJ & Associates, LLC
Salt Lake City, Utah
July 25, 2002